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                                                                    EXHIBIT 3.23

                      ROPAK INC. ARTICLES OF INCORPORATION
   (Composite including all amendments and restatements through July 31, 2002)

         ARTICLE FIRST: The undersigned have associated, and do hereby associate themselves together for the purpose of forming a corporation under Chapter 180 of the Wisconsin Statutes and the acts amendatory thereof and supplementary thereto, the business and purposes of which corporation shall be to conduct a general wholesale grocery business in all its branches, to buy, sell, trade and deal in, at wholesale and retail groceries, provisions, food supplies, wares, vegetables, produce, and all other articles and things incidental to a general grocery, vegetable, food supply, poultry, fish, game, produce and provision mercantile business, to manufacture, sell and deal in personal property of all kinds and nature; to buy, sell, deal in, lease, hold or improve real estate, and the fixtures and personal property incidental thereto or connected therewith, and with that end in view to acquire, by purchase, lease, hire or otherwise, lands or any interest therein, and to improve the same, and generally to hold, manage, deal with and improve the property of the company, and to sell, lease, mortgage, pledge, or otherwise dispose of the lands or other property of the company, and to do any and all other things necessary or convenient in connection with any of the objects of the company.

         ARTICLE SECOND: That the name of the said corporation shall be ROPAK INC., and the corporate location, principal office and place of said business of said corporation shall be in the City of Milwaukee, Milwaukee County, Wisconsin, and at other places and locations.

         ARTICLE THIRD: The capital stock of said corporation shall be Two Hundred Thousand Dollars ($200,000.00) and the same shall consist of two thousand (2000) shares, each of which said shares shall be of the face or par value of One Hundred Dollars ($100.00). The minimum amount of capital with which the corporation will commence business shall be Fifty Thousand Dollars ($50,000.00).

         ARTICLE FOURTH: The general officers of said corporation shall be a President, Vice-President, Secretary and Treasurer.

         ARTICLE FIFTH: The property, affairs and business of the corporation shall be under the care of and be managed by the Board of Directors. The number of Directors shall be fixed from time to time by the By-Laws but shall not be less than three (3). Directors shall be elected for a term of one year and until their successors have been elected and qualified. The Directors may fill any vacancy in their Board happening after any regular Annual election or any vacancy created by the increase in the authorized number of Directors until the next succeeding election. The Board of Directors may from time to time by vote of a majority of its members make, alter, amend or rescind all or any of the By-Laws of this corporation.

         ARTICLE SIXTH: The principal duties of the President shall be to preside at all meetings of the Board of Directors and he shall have the general supervision of the affairs of the corporation.

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         The principal duties of the Vice-President shall be to discharge the duties of the President in the event of his absence or disability, for any cause whatever.

         The principal duties of the Secretary shall be to countersign all deeds, leases and conveyances executed by the corporation, affix the seal of the corporation thereto, and to such other papers as shall be required or directed to be sealed; to keep a record of the proceedings of the Board of Directors; to safely and systematically keep all books, papers, records and documents belonging to the corporation, or in any wise pertaining to the business thereof.

         The principal duties of the Treasurer shall be to keep and account for all moneys, credits and property, of any and every nature, of the corporation, which shall come into his hands; keep an accurate account of all moneys received and disbursed, and proper vouchers for moneys disbursed, and to render such accounts, statements and inventories of moneys received and disbursed, and of money and property on hand, and generally of all matters pertaining to this office, as shall be required by the Board of Directors.

         The Board of Directors may provide for the appointment of such additional officers as they may deem for the best interests of the corporation.

         Any plurality of said offices may be held by the same person except that the same person may not be both President and Vice-President or both President and Secretary.

         The officers shall perform such additional or different duties as shall from time to time be imposed or required by the Board of Directors, or as may be prescribed from time to time by the By-Laws.

         ARTICLE SEVENTH: Only persons holding stock according to the regulations of the corporation shall be deemed to be members of it. The stock of this corporation may be held by any other corporation.

         ARTICLE EIGHTH: No director need be a stockholder, and no officer need be a stockholder.

         ARTICLE NINTH: This corporation may subscribe for, take or hold stock in any other corporation.

         ARTICLE TENTH: These articles may be amended in the manner authorized by law.